Exhibit 10.4
RESTRICTED STOCK UNIT SPECIAL AWARD AGREEMENT
THIS AGREEMENT CONSTITUTES PART OF THE PROSPECTUS COVERING SECURITIES REGISTERED UNDER THE SECURITIES ACT OF 1933.
     THIS RESTRICTED STOCK UNIT SPECIAL AWARD AGREEMENT (hereinafter, the “Agreement”) made as of the           day of                     ,                , between Goodrich Corporation, a New York corporation (the “Company”), and                      (the “Employee”). For purposes of this Agreement, all capitalized terms not defined herein shall have the meanings ascribed thereto under the terms of the Goodrich Corporation 2001 Equity Compensation Plan (as amended, the “Plan”), unless otherwise noted.
     WHEREAS, the Employee is employed by the Company or its subsidiaries; and
     WHEREAS, the Company wishes to grant an award of restricted stock units under the Plan, subject to the conditions and restrictions set forth in the Plan and this Agreement.
     NOW THEREFORE, in consideration of the mutual covenants contained in this agreement, the Company and the Employee agree as follows:
1.	Grant of Units. The Company hereby grants to the Employee restricted stock units (the “Units”). Each Unit held by the Employee shall entitle the Employee to receive (i) one share of common stock, par value $5.00 per share, of the Company (“Common Stock”) upon the vesting date of such Units or other transfer date of the shares of Common Stock represented by such Units (as described below) and (ii) periodic cash payments from the Company equal in value to any dividend declared and paid on a share of Common Stock (“dividend equivalents”). Prior to the vesting date of a Unit or other transfer date of the shares of Common Stock represented by a Unit, the Employee shall have no ownership interest in the Common Stock represented by such Unit and the Employee shall have no right to vote or exercise proxies with respect to the Common Stock represented by such Unit. No stock certificates will be issued as of the date of this Agreement (the “Grant Date”) and the Units shall be subject to forfeiture and other restrictions as set forth below.

2.	Vesting and Transfer.
(a) General Rule. Except as otherwise provided in Section 2(b), the Units will be deemed vested upon the Employee’s continued employment with the Company (which, for purposes of Sections 2 and 3 hereof, include any of the Company’s subsidiaries) on the date that is three (3) years from the Grant Date.
Within ninety (90) days of vesting, the Company shall either transfer physical possession of a stock certificate or certificates for shares of Common Stock in an amount equal to the number of Units then becoming vested to the Employee or provide for book entry transfer of such shares to the Employee, subject to Sections 6 and 8 below. If such 90-day period begins in one calendar year and ends in another, the Employee shall not have the right to designate the taxable year in which such shares are transferred.
(b) Retirement Eligibility. Notwithstanding the provisions of Section 2(a) to the contrary, and subject to the provisions of Section 2(c) hereof, in the event the Employee becomes eligible for early retirement or normal retirement, as such terms are defined in the Goodrich Corporation Employees’ Pension Plan (or would be eligible for early retirement or normal retirement under such plan if the Employee was a participant in such plan), the Employee will be deemed to be fully vested (which, for purposes of this Section 2(b), means vested for purposes of Section 3121(v) of the Code and the regulations thereunder) in the Units as of the date the Employee is first treated as being eligible for early retirement or normal retirement, as applicable. In such event, the 90-day period specified in Section 2(a) for the transfer of the shares related to the vesting of the Units shall not apply and, instead, the shares related to the vesting of such Units shall be transferred to the Employee three (3) years from the Grant Date.
Any transfer of shares pursuant to this Section 2(b) shall be accomplished by the Company either transferring physical possession of a stock certificate or certificates for shares of Common Stock in an amount equal to the number of the shares of Common Stock represented by the Units then becoming transferable pursuant to the above schedule to the Employee or providing for book entry transfer of such shares to the Employee, subject to Sections 6 and 8 below.
(c) Certain Terminations. If after the Grant Date but prior to the end of the calendar year in which the Grant Date occurs, and prior to the vesting of any Units pursuant to Section 3 hereof, the Employee’s employment with the Company terminates for any reason (other than death or permanent and total disability as provided in Section 3(a)), then the number of Units awarded under this Agreement shall be reduced, as of the date immediately preceding such date of termination, by multiplying the number of Units granted pursuant to Section 1 hereof by a fraction, the numerator of which shall be the number of full or partial months of employment that Employee has completed with the Company between the Grant Date and the date of termination and the denominator shall be the number of full or partial months between the Grant Date and the end of the calendar year in which the Grant Date occurs. The reduced number of shares related to the Units shall be transferred to the Employee in the manner provided in Section 2(d) hereof. In the event of any termination of employment prior to the date that the early retirement requirements set forth in Section 2(b) are satisfied, all unvested Units shall be forfeited.
(d) Separation from Service. Notwithstanding anything above to the contrary, in the event Section 2(b) (subject to the provisions of Section 2(c)) applies, and the Employee incurs a “separation from service” (as such term is defined in Section 409A of the Code) prior to the complete transfer of shares of Common Stock represented by the vested Units, the remaining shares that have not yet been transferred shall be transferred to the

Employee within ninety (90) days of the Employee’s separation of service, provided that, if such ninety-day period begins in one calendar year and ends in another, the Employee shall not have the right to designate the taxable year in which such shares are transferred. In addition, if (i) an Employee is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code) at the time of such separation from service, (ii) the transfer of such shares is at such time subject to Section 409A, and (iii) the transfer of such shares is to occur after the date of the Employee’s separation from service, the transfer of such shares or the book entry transfer of such shares may not be made before the date which is six (6) months after the date of separation from service (or, if earlier, the date of the Employee’s death).
3.	Vesting of Units Upon Death or Change in Control; Termination for Cause.
(a) Notwithstanding any provisions of this Agreement to the contrary, in the event of the Employee’s death, all unvested Units shall vest immediately to the Employee’s beneficiary, as defined in Section 5, upon the Employee’s death. Notwithstanding any provisions of this Agreement to the contrary, in the event of the Employee’s permanent and total disability (as defined in Section 409A of the Code), all unvested Units shall vest immediately upon such permanent and total disability.
(b) Notwithstanding any provisions of this Agreement to the contrary, in the event of a Change in Control of the Company, all Units shall immediately vest.
(c) Notwithstanding any provisions of this Agreement to the contrary, if the Employee’s employment with the Company or any of its subsidiaries is terminated for Cause, as defined herein, the Committee may, in its sole discretion, immediately cancel the Units granted under this Agreement that have not yet become vested as of the date of such termination. For the purpose of this Agreement, “Cause” shall mean a termination of employment by the Company due to (i) the violation by the Employee of any rule, regulation, or policy of the Company, including the Company’s Business Code of Conduct; (ii) the failure by the Employee to meet any requirement reasonably imposed upon such employee by the Company as a condition of continued employment; (iii) the violation by the Employee of any federal, state or local law or regulation; (iv) the commission by the Employee of an act of fraud, theft, misappropriation of funds, dishonesty, bad faith or disloyalty; (v) the failure by the Employee to perform consistently the duties of the position held by such employee in a manner which satisfies the expectations of the Company after such Employee has been provided written notice of performance deficiencies and a reasonable opportunity to correct those deficiencies; or (vi) the dereliction or neglect by the Employee in the performance of such employee’s job duties.
(d) Within ninety (90) days of vesting pursuant to Section 3(a), the Company shall either transfer physical possession of a stock certificate or certificates for shares of Common Stock in an amount equal to the number of Units then becoming vested to the Employee or provide for book entry transfer of such shares to the Employee (or, if the Employee is deceased, the Employee’s beneficiary, as defined in Section 5), subject to Sections 6 and 8 below. If such 90-day period begins in one calendar year and ends in another, neither the Employee (nor any beneficiary) shall have the right to designate the taxable year in which such shares are transferred.
(e) Within five (5) business days of vesting pursuant to Section 3(b), the Company shall either transfer physical possession of a stock certificate or certificates for shares of Common Stock in an amount equal to the number of Units then becoming vested to the Employee or provide for book entry transfer of such shares to the Employee (or, if the Employee is deceased, the Employee’s beneficiary, as defined in Section 5), subject to Sections 6 and 8 below. If such 5-day period begins in one calendar year and ends in another, the Employee shall not have the right to designate the taxable year in which such payment is received.
4.	Forfeiture. Except as specifically provided in Section 3, if the Employee’s employment is terminated prior to any of the vesting dates set forth in Section 2 above, all of the unvested Units will be forfeited. In the event of such forfeiture, all rights to receive shares of Common Stock or dividend equivalents or any other ancillary rights shall cease and terminate immediately.

5.	Assignability/Beneficiary. The rights of the Employee contingent or otherwise in the Units or dividend equivalents cannot and shall not be sold, assigned, pledged or otherwise transferred or encumbered other than by will or by the laws of descent and distribution. The Employee may designate a beneficiary or beneficiaries to receive any benefits that are due under Section 3 following the Employee’s death. To be effective, such designation must be made in accordance with such rules and on such form as prescribed by the Company’s corporate compensation group for such purpose which completed form must be received by the Company’s corporate compensation group or its designee before the Employee’s death. If the Employee fails to designate a beneficiary, or if no designated beneficiary survives the Employee’s death, the Employee’s estate shall be deemed the Employee’s beneficiary.

6.	Tax Reporting and Withholding. At the time shares of Common Stock are transferred to the Employee, the number of shares delivered will be net of the amount of shares sufficient to satisfy any federal, state and local tax withholding requirements with which the Company must comply. The fair market value of the Common Stock used to satisfy such withholding shall be the arithmetic mean of the high and low price of the Common Stock on the New York Stock Exchange-Composite Transactions listing on the exercise date (as of 4:00 p.m. Eastern Time). The Company and its subsidiaries reserve the right to report such income in connection with the vesting of the Units, and the transfer of shares of Common Stock, as they determine in their sole discretion to be appropriate under applicable laws.

7.	Rights as a Shareholder. Neither Employee nor his/her beneficiary or legal representative shall be, or have any rights of, a shareholder of the Company or have any right to notice of meetings of shareholders or of any other proceedings of the Company prior to the transfer of shares to such Employee.

8.	Changes in Capital Structure. The number of shares of Common Stock to be transferred to the Employee upon the vesting of any Units will be adjusted appropriately in the event of any stock split, stock dividend, combination of shares, merger, consolidation, reorganization, or other change in the nature of the shares of Common Stock in the same manner in which other outstanding shares of Common Stock not subject to the Plan are adjusted; provided, that the number of shares subject to this Agreement shall always be a whole number.

9.	Continued Employment. Nothing contained herein shall be construed as conferring upon the Employee the right to continue in the employ of the Company or any of its subsidiaries as an executive or in any other capacity.

10.	Parties to Agreement. This Agreement and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. All decisions or interpretations of the Board and of the Committee shall be binding and conclusive upon Employee or upon Employee’s executors or administrators or beneficiaries upon any question arising hereunder or under the Plan. This Agreement will constitute an agreement between the company and the Employee as of the date first above written, which shall bind and inure to the benefit of their respective executors, administrators, beneficiaries, successors and assigns.

11.	Modification. No change, termination, waiver or modification of this Agreement will be valid unless in writing and signed by all of the parties to this Agreement.

12.	Consent to Jurisdiction. The Employee hereby consents to the jurisdiction of any State or Federal court located in the county in which the principal executive office of the Company is then located for purposes of the enforcement of this Agreement and waives personal service of any and all process upon the Employee. The Employee waives any objection to venue of any action instituted under this Agreement.

13.	Notices. All notices, designations, consents, offers or any other communications provided for in this Agreement must be given in writing, personally delivered, or by facsimile transmission with an appropriate written confirmation of receipt, by nationally recognized overnight courier or by U.S. mail. Notice to the Company is to be addressed to its then principal office. Notice to the Employee or any transferee is to be addressed to his/her/its respective address as it appears in the records of the Company, or to such other address as may be designated by the receiving party by notice in writing to the Secretary of the Company.

14.	Further Assurances. At any time, and from time to time after executing this Agreement, the Employee will execute such additional instruments and take such actions as may be reasonably requested by the Company to confirm or perfect or otherwise to carry out the intent and purpose of this Agreement.

15.	Provisions Severable. If any provision of this Agreement is invalid or unenforceable, it shall not affect the other provisions, and this Agreement shall remain in effect as though the invalid or unenforceable provisions were omitted. Upon a determination that any term or other provision is invalid or unenforceable, the Company shall in good faith modify this Agreement so as to effect the original intent of the parties as closely as possible.

16.	Captions. Captions herein are for convenience of reference only and shall not be considered in construing this Agreement.

17.	Entire Agreement. This Agreement represents the parties’ entire understanding and agreement with respect to the issuance of the Units, and each of the parties acknowledges that it has not made any, and makes no promises, representations or undertakings, other than those expressly set forth or referred to therein.

18.	Governing Law. This Agreement is subject to the condition that this award will conform with any applicable provisions of any state or federal law or regulation in force either at the time of grant. The Committee and the Board reserve the right pursuant to the condition mentioned in this paragraph to terminate all or a portion of this Agreement if in the opinion of the Committee and Board, this Agreement does not conform with any such applicable state or federal law or regulation and such nonconformance shall cause material harm to the Company.
This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of laws principles thereof.
19.	409A Compliance. Notwithstanding any other provisions of the Agreement herein to the contrary and, to the extent applicable, the Agreement shall be interpreted, construed and administered (including with respect to any amendment, modification or termination of the Plan) in such manner so as to comply with the provisions of Section 409A of the Code and any related Internal Revenue Service guidance promulgated thereunder. All payments, including any transfers of Common Stock, to be made to the Employee upon a termination of employment may only be made upon a “separation from service” (within the meaning of Section 409A of the Code (“Section 409A”)) of the Employee (“Separation from Service”). For purposes of Section 409A, (i) each payment made under this Agreement shall be treated as a separate payment; (ii) the Employee may not, directly or indirectly, designate the calendar year of payment; and (iii) no acceleration of the time and form of payment of any nonqualified deferred compensation to the Employee or any portion thereof, shall be permitted. Notwithstanding anything contained in this Agreement to the contrary, if at the time of the Employee’s Separation from Service, the Employee is a “specified employee” (within the meaning of Section 409A and the Company’s specified employee identification policy) and if any payment that constitutes nonqualified deferred compensation (within the meaning of Section 409A) is deemed to be triggered by the Employee’s Separation from Service, then, to the extent one or more exceptions to Section 409A are inapplicable (including, without limitation, the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) relating to separation pay due to an involuntary separation from service and its requirement that payments must be paid no later than the last day of the second taxable year following the taxable year in which such an employee incurs the involuntary separation from service), all payments that constitute nonqualified deferred compensation (within the meaning of Section 409A) to the Employee shall not be paid or provided to the Employee during the six-month period following the Employee’s Separation from Service, and (i) such postponed payment shall be paid to the Employee in a lump sum within thirty (30) days after the date that is six (6) months following the month of the Employee’s Separation from Service (or, if earlier, the date of the Employee’s death); and (ii) any amounts payable to the Employee after the expiration of such 6-month period shall continue to be paid to the Employee in accordance with the terms of the Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first day hereabove first written.

GOODRICH CORPORATION
By:
Vice President

Accepted by:

(Employee’s name)